Exhibit 10.14

SUBLEASE

THIS SUBLEASE (“Sublease”) is made and entered into as of this                      day of September, 2002 (the “Execution Date”), by and between EVEREST NETWORK TECHNOLOGIES, L.L.C., a Delaware limited liability company (“Landlord”), and XSPEDIUS MANAGEMENT CO., LLC, a Delaware limited liability company (“Tenant”).

RECITALS:

A. Pursuant to the Lease Agreement dated April 22, 1999, by and between Bluffs, L.L.C., a Missouri limited liability company (“Prime Landlord”) and Landlord, a copy of which is attached hereto as Exhibit “A” and incorporated herein by this reference (the “Prime Lease”), Prime Landlord, as lessor, leased to Landlord, as lessee, certain premises commonly known as 5555 Winghaven Boulevard, O’Fallon, Missouri, (the “Building”) as more particularly described in the Prime Lease (“Landlord’s Space”).

B. Landlord desires to hereby sublease to Tenant a portion of the Landlord’s Space consisting of approximately 24,934 rentable square feet located on the third floor of Landlord’s Space, as more particularly described on Exhibit B attached hereto (the “Premises”).

NOW, THEREFORE, in consideration of Ten and 00/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Section 1. Premises; Prime Lease; Construction.

A. Subject to the receipt of Prime Landlord’s consent, Landlord hereby subleases the Premises to Tenant, and Tenant hereby subleases the Premises from Landlord upon the terms and conditions set forth herein, subject to the terms of the Prime Lease.

B. Tenant shall timely observe and perform all of such covenants and obligations under the Prime Lease with respect to the Premises as if Tenant were the original tenant thereunder, except as otherwise set forth in this Sublease. Tenant shall not undertake or perform any action or omission that will cause Landlord to breach any covenant or obligation under the Prime Lease. In those instances under the Prime Lease in which the Prime Landlord thereunder has reserved certain rights with respect to the Premises, or with respect to the tenant under the Prime Lease, Landlord shall be entitled to exercise all of such rights as against the Premises and Tenant with the same force and effect as if all of such rights of the Prime Landlord, as the Landlord under the Prime Lease, had been expressly set forth in the provisions of this Sublease.

C. In the event of a conflict between the Prime Lease and the provisions of this Sublease, the applicable provision which is more restrictive on Tenant, or which imposes the greater obligation on Tenant, shall control.

Section 2. Term; Possession.

A. The term (the “Term”) of this Sublease shall commence fifteen (15) days from the Execution Date (the “Commencement Date”) and shall expire at midnight on December 31, 2007, unless sooner terminated (the “Expiration Date”). Notwithstanding the foregoing, Tenant shall have the right to extend the Term of this Sublease for an additional period of five (5) years and three months by providing written notice to Landlord not less than 270 days prior to the expiration of the Term. The rent for the extended term of this Sublease shall be based on the prevailing market rate for similar property as negotiated by Landlord and Tenant.

B. Tenant acknowledges and agrees that if the Prime Lease is terminated prior to expiration of the Term for any reason other than a default caused solely by Landlord or pursuant to agreement between Prime Landlord and Landlord, such termination shall not be a default by Landlord under this Sublease. In the event of any termination which gives rise to a default by Landlord under this Sublease, Landlord shall be liable to Tenant for all of Tenant’s damages, costs and expenses arising directly from such default, including without limitation the discounted present value, at the then-effective Prime Rate quoted by major money center banks as published in the Wall Street Journal, of the difference between (i) rent under this Sublease for the balance of the Term and (ii) any resulting direct lease from Prime Landlord to Tenant plus reasonable attorneys’ fees actually incurred and arising out of Landlord’s default. In the event Prime Landlord defaults under the terms of the Prime Lease and such default renders all or a substantial portion of the Premises untenantable, Landlord agrees to reasonably cooperate with Tenant to pursue any remedy available to Landlord under the Prime Lease or otherwise, which cooperation shall be undertaken at Tenant’s expense, except that Tenant shall be subrogated to Landlord’s rights under the Prime Lease for recoupment of any such expense permitted under the Prime Lease.

Section 3. Rent.

A. Tenant shall pay to Landlord monthly rent throughout the term, payable in advance in monthly installments due on the first day of each month, in the following amounts (“Rent”):

Period	Rent per Square Foot	Monthly Installment
9/15/02 – 12/31/02	$0.00	$0.00
1/1/03 – 9/30/2004	$18.00	$37,401.00
10/1/04 – 9/30/2005	$19.00	$39,478.83
10/1/05 – 9/30/2006	$20.00	$41,556.67
10/1/06 – 12/31/07	$21.00	$43,634.50

Contemporaneously with Tenant’s execution of this Sublease, Tenant shall deposit with Landlord the sum of $37,500.00 as a security deposit (“Security Deposit”). The Security Deposit shall be held by Landlord in trust for the benefit of Tenant, provided, however, that Landlord shall have the right to apply the same as provided herein. The Security Deposit shall be considered as a security for the payment and performance by Tenant of the obligations, covenants, conditions and agreements contained in this Sublease. Landlord may, without prejudice to any other remedy or without waiving any other rights, use the Security Deposit to the extent necessary to remedy any default in the payment of Rent or to satisfy any other obligation of Tenant hereunder. If all or any part of the Security Deposit shall be so applied, Tenant shall, within five (5) days of receipt of written demand from Landlord, restore the Security Deposit to its full amount. Landlord shall return any remaining Security Deposit to Tenant within a reasonable time after the Expiration Date of this Sublease.

B. Tenant shall also be responsible for and will also make payments to Landlord, as additional rent (at the same times that Rent payments are made) for Tenant’s Proportionate Share of all increases in Operating Expenses for the Landlord’s Space that may be imposed pursuant to Article 5 of the Prime Lease; provided, however, that Tenant shall only pay those increases in Operating Expenses that represent an increase over the Operating Expenses for the calendar year ending December 31, 2003.

C. To the extent such items are not included in the Operating Expense amounts to be paid under the Prime Lease, Tenant shall be responsible for and shall promptly pay as and when due all documented utility use costs, charges and expenses for water, gas, electric, sewer telephone and any other utilities serving the Premises and all costs necessary to determine the amount of Tenant’s usage, whether charged by the Landlord or the applicable utility. By way of example, Tenant shall be solely and fully responsible for the payment of all costs related to its after-hours usage of utilities at the Premises or any other usage in excess of the amounts that are included in the Operating Expense amounts allocated to the Premises.

Section 4. Utilities; Maintenance and Repair.

A. Tenant acknowledges and agrees that all requisite utilities for the Premises are furnished by Prime Landlord, and Tenant shall be responsible for procuring and paying for any and all additional utilities required by Tenant. Landlord will not be liable in any respect for any losses, damages, liabilities or expenses arising out of the loss or interruption of utilities for the Premises, nor shall the loss or interruption of utilities for the Premises provide Tenant grounds for claiming constructive eviction unless such loss or interruption of utilities results from any act or neglect of Landlord. Tenant’s sole remedy for disruption or loss of utilities (unless resulting from an act or neglect of Landlord) shall be to perform repairs at Tenant’s expense or to pursue the Prime Landlord, in which event, Landlord agrees to cooperate with Tenant (at Tenant’s expense) to cause Prime Landlord to furnish such utilities.

B. Tenant shall be responsible for maintaining and keeping in good repair and order the Premises, including, without limitation, all doors, windows, interior walls, ceilings, floors and mechanical systems to the extent they are located solely within the Premises, as required under the Prime Lease. Except to the extent that such maintenance and repair is the responsibility of the Prime Landlord under the Prime Lease, Landlord shall have no obligations with respect to the repair and maintenance of the Premises, and shall have no liability to Tenant by reason of Prime Landlord’s failure to perform its repair and maintenance obligations.

C. Subject to the preceding Section 4B, upon Tenant’s reasonable request, Landlord shall grant to Tenant the right to seek to directly enforce the observance and/or performance by the Prime Landlord of its obligations under the Prime Lease, including the right to institute and prosecute in good faith any legal action or other proceeding necessary to cause the Prime Landlord to observe and/or perform its obligations thereunder; and Landlord shall be relieved of its obligation to seek to cause the Prime Landlord to observe or perform the obligations Tenant shall have requested be enforced. In any such instance, Landlord shall cooperate with Tenant as may be reasonably requested by Tenant, provided that all costs and liabilities incurred by Landlord in connection with its cooperation, if any, shall be borne by Tenant. Tenant shall indemnify and hold Landlord harmless from and against claims made against and losses, costs, damages and liabilities (including reasonable attorneys’ fees) incurred by Landlord, in connection with any claim, action or proceeding instituted or prosecuted by Tenant.

Section 5. Insurance; Waiver of Subrogation.

A. Tenant shall maintain commercial general liability insurance of not less than $1,000,000.00 for any one occurrence, together with an umbrella or excess coverage policy in an amount of no less than $2,000,000.00. Tenant shall name Landlord and Prime Landlord as additional insured parties thereunder. Such insurance shall contain a clause that the insurer will, not amend, cancel, or allow such insurance coverage to lapse without first giving Landlord and Prime Landlord thirty (30) days prior notice. Tenant shall also maintain “All-Risk” property insurance on Tenant’s personal property, fixtures, equipment, and improvements in an amount equal to full replacement value of such items, and any and all additional insurance required by the Prime Lease. At Landlord’s request, Tenant shall furnish Landlord certificates of insurance evidencing Tenant’s compliance with the terms of this Section 5.

B. Landlord and Tenant and all parties claiming, by, through or under them, mutually release and discharge each other from all claims and liabilities arising from or caused by any casualty or hazard covered or required hereunder to be covered in whole or in part by insurance on the Premises or in connection with property on or activities conducted on the Premises, and waive (and shall cause their insurers to waive) any right of subrogation which might otherwise exist in or accrue to any person on account thereof and further agree to evidence such waiver endorsement to the required insurance policies.

Section 6. Indemnity.

A. Tenant shall indemnify and save Landlord harmless from and against all liability, loss, costs, damages and expenses (including attorney’s fees) suffered by Landlord as a consequence of (i) any and all acts or omissions by Tenant, Tenant’s agents, independent contractors, employees, and invitees, (ii) Tenant’s breach of or default under (or causing in whole or in part a breach of or default under) any of the terms, covenants and conditions of the Prime Lease or this Sublease, or (iii) any holdover by Tenant beyond the Expiration Date or failure to surrender the Premises in the condition required by the Prime Lease.

B. Landlord shall indemnify and save Tenant harmless from and against all liability, loss, costs, damages and expenses (including attorney’s fees) suffered by Tenant as a consequence of (i) any and all acts or omissions by Landlord or (ii) Landlord’s breach of or default under (or causing in whole or in part a breach of or default under) any of the terms, covenants and conditions of the Prime Lease or this Sublease.

Section 7. Destruction; Condemnation.

In the event of damage to or destruction of the Premises from fire or other casualty loss or condemnation of all or any portion of the Premises, the terms of the Prime Lease shall govern and Landlord shall be entitled to all rights of the tenant thereunder. In the event that, under the provisions of Section 9 of the Lease, the Prime Landlord does not exercise its right to terminate the Prime Lease, Landlord may, acting under the provisions of Section 9, either terminate the Sublease by giving notice to Tenant within thirty (30) days after the damage, and rent shall abate effective on the date of the casualty or condemnation, or Landlord may choose not to terminate the lease, and rent shall abate pro rata to the extent and duration the Premises are rendered untenantable.

Section 8. Assignment and Subletting.

A. Tenant shall not pledge, mortgage, assign or in any way encumber this Sublease, or further sublet the Premises, or any part thereof, without the prior written consent of Landlord in each instance, which shall be given or withheld at Landlord’s reasonable discretion it being agreed and understood that Landlord’s failure, in good faith, to obtain the Prime Landlord’s consent to such assignment or subletting shall be reasonable grounds for Landlord’s withholding of consent. Landlord shall notify Tenant, in writing, of Landlord’s decision to consent to such assignment or subletting within twenty (20) days of a written request from Tenant.

B. Notwithstanding the foregoing, Tenant shall have no obligation to secure, and Landlord hereby approves, any sublease of all or a portion of the Premises, or any assignment of this Sublease to any “Tenant Affiliate Company” of Tenant; provided the financial condition of such “Tenant Affiliate Company” of Tenant, or the financial condition of any other person or entity who remains liable for the obligations of Tenant under this Sublease, is the same or better than the financial condition of Tenant at the time this Sublease ease was executed, or, if applicable, at the time Tenant exercised any expansion option set forth herein. For purposes of this Sublease, the term “Tenant Affiliate Company” shall be defined as any parent, subsidiary or affiliate company owned by or in common control with Tenant, or any resultant entity that is formed through a merger, buy out, stock transfer or consolidation with Tenant.

C. Notwithstanding any assignment or subletting, Tenant shall remain fully liable under this Sublease and shall not be relieved from performing any of its obligations hereunder. As a condition to any assignment of this Sublease which is permitted by Landlord, the assignee shall be required to execute and deliver to Landlord an agreement whereby such assignee assumes and agrees with Landlord to discharge all obligations of Tenant under this Sublease.

Section 9. Use.

Tenant shall use the Premises in full compliance with the Prime Lease. Tenant shall comply with all applicable laws and codes governing the Premises and Tenant’s use thereof

(including and any and all laws governing environmental contamination). Tenant shall not take any action, or omit to take any action, that would cause or result in a breach or default under the terms of the Prime Lease. No toxic or hazardous material will be used or stored at the Premises. Tenant shall not commit waste.

Section 10. Condition; Alterations; Surrender.

A. Tenant shall accept the Premises in its “as is” condition, it being agreed by Tenant that neither Landlord nor any party acting on Landlord’s behalf, has made any representation or warranty with respect to the condition of the Premises, nor with respect to its fitness or suitability for any particular purpose.

B. Tenant shall not make any alterations or additions to the Premises (including ADA adaptations) without Landlord’s prior written consent in each instance. Notwithstanding the foregoing, and subject to the provisions of Section 11 of the Prime Lease, Tenant shall have the right to alter the Premises without first obtaining the written consent of Landlord provided that the cost of such alteration does not exceed $5,000 and so long as the alteration does not materially affect the building systems, including, but not limited to the buildings electrical, plumbing and HVAC systems. Tenant shall be solely responsible for the cost of such alterations or additions.

C. As part of the Premises, Landlord shall provide to Tenant twenty (20) office cubicles previously used by Landlords employees during the course of Landlord’s business operations that shall be used by Tenant in the course of Tenant’s business operations (the “Cubicles”). The Cubicles shall remain the property of Landlord throughout the term hereof and shall be returned to Landlord at the expiration of the Term (as extended) in such condition that is substantially similar to that in which the same was provided to Tenant, normal wear and tear excepted. Tenant acknowledges and agrees that the Cubicles are being provided in accordance with Section 10.A. above and that Landlord shall have no obligation to maintain or repair the same.

D. Upon the Expiration Date or earlier termination of this Sublease for any reason whatsoever, Tenant shall promptly and peaceably surrender the Premises to Landlord broom-clean, in good order and repair, except for reasonable wear and tear. Tenant shall repair all damage caused by the removal of Tenant’s personal property, fixtures and equipment from the Premises.

Section 11. Default by Tenant.

A. It shall be an event of Default under this Sublease if Tenant:

(1) Performs any act or omission that places Landlord in breach of its Prime Lease with Prime Landlord

(2) Does not pay Rent or any other charge payable by Tenant under this Sublease within ten (10) days after due; or

(3) Fails to cure any other default under this Sublease within ten (10) days after Landlord gives Tenant written notice of such default (provided that for defaults not involving the failure to pay Rent that cannot be cured within ten (10) days, it shall not constitute a default so long as Tenant commences such cure within ten (10) days and prosecutes it diligently to completion), then Landlord shall have, the right by notice to Tenant, to terminate this Sublease, or to terminate only Tenant’s right to possession without terminating this Sublease.

B. Should Landlord elect to terminate this Sublease pursuant to the provisions of subsection (A) above, Landlord may pursue all remedies available at law and equity, including, without limitation, recovering any unpaid rent and other charges which had been earned at the time of termination, and any and all other damages resulting from Tenant’s default. If Landlord elects to terminate Tenant’s right of possession without terminating the Sublease, Landlord shall be entitled to all remedies specified above in this Section 11(B), and to collect all rent outstanding from the date of default until the Expiration Date.

Section 12. Signage.

At Tenant’s sole cost and expense, and subject to the provisions of Section 41 of the Prime Lease and subject to the consent of Prime Landlord, Tenant shall have the right to install such signage as is permitted by the Prime Lease. The installation of such signage shall be at Tenant’s sole cost and expense. Prior to the installation of any signage by Tenant, Landlord shall remove, at Landlord’s sole cost and expense, any existing signage that Landlord has installed pursuant to its’ rights under Section 41 of the Prime Lease.

Section 13. Parking.

Subject to the provisions of Section 40 of the Prime Lease, Tenant shall have the right to use a total of five (5) parking spaces in the parking areas designated by Prime Landlord for use by tenants of the Premises for each 1,000 rentable square feet of space in the Premises. As part of the total parking spaces allocated to Tenant pursuant to the immediately preceding sentence, Tenant shall be entitled to the use of one (1) parking space in the covered parking area serving the Premises for each 3,400 rentable square feet of space in the Premises. Landlord may charge Tenant for the use of any covered spaces at a rate of $35.00 per month per parking space. In the event that Landlord’s cost of providing covered parking increases due to provisions of Section 40 of the Prime Lease, Tenant shall be obligated to pay to Landlord the amount of any such increase. All parking spaces provided herein shall be unreserved and undesignated. All parking spaces shall be available to Tenant only to the extent they are available to Landlord under the Prime Lease and Tenant shall have no right to such spaces other than or greater than the rights to such spaces than afforded to Landlord. Tenant shall comply with all parking regulations and requirements of Prime Landlord and Landlord.

Section 14. Right of First Refusal.

Provided Tenant is not and has not been in default hereunder, Tenant shall have the ongoing right of first opportunity to lease any portion of the Landlord’s Space that is contiguous to the Premises (the “Adjacent Space”) as hereinafter described. The “Adjacent Space” shall include that portion of the Landlord’s Space located on the first floor of the Building. Before Landlord offers for lease all or a portion of the Adjacent Space to another prospective subtenant, it shall offer the space to Tenant for sublease by notice to Tenant, which notice shall contain the terms and conditions on which Landlord is prepared to market the space to other tenants (“Landlord’s Notice”). Tenant shall have ten (10) days to lease the offered space on the same terms and conditions as set forth in Landlord’s notice of availability by written notice to Landlord. If Tenant elects to proceed by providing notice to Landlord, Tenant shall execute an amendment to this Sublease which is satisfactory to Landlord which adds the Additional Space within ninety (90) days of Landlord’s delivery of the amendment to Tenant. If Tenant does not elect to proceed, or if Tenant fails to notify Landlord of Tenant’s election to proceed within the requisite period set forth above, Tenant shall be deemed to have waived Tenant’s rights with respect to the transaction referenced in Landlord’s Notice.

Section 15. American’s with Disabilities Act.

Landlord hereby represents and warrants that to the best of Landlord’s actual knowledge, Landlord has committed no act that would cause the Premises to be non-compliant with the American’s with Disabilities Act.

Section 16. Legal Expenses.

In case suit shall be brought-because of the breach of any agreement or obligation contained in this Sublease on the part of Tenant or Landlord to be kept or performed, and a breach shall be established, the prevailing party shall (to the extent permitted by law) be entitled to recover all expenses incurred therefor, including reasonable attorneys’ fees.

Section 17. Notices.

All notices and demands which are required or permitted to be given hereunder shall be in writing and shall be given by personal delivery or by sending such notice or demand by (i) United States registered or certified mail, postage prepaid, return receipt requested, or (ii) express mail or courier (for next business day delivery). All notices shall be deemed given and received on (i) the third (3rd) day following the date it is deposited in the U.S. mail, or (ii) the date it is delivered to the other party if sent by express mail, or courier. All notices shall be sent to the address of the respective party set forth below or to such other address as said party shall be specify in writing:

Landlord:

Attn:
Fax:

With a copy to:	Blackwell Sanders Peper Martin LLP
2300 Main Street, Suite 1100
Kansas City, MO 64108
	Attn:	Howard Barewin
	Fax:	(816) 983-8080

Tenant:	XSPEDIUS MANAGEMENT CO.
5555 WINGHAVEN BLVD.
O’FALLON, MO 63366
	Attn:	GENERAL COUNCIL
	Fax:	636-625-2128

Section 18. Subtenant Work.

Tenant shall have the right to access the electrical closet and additional terminals and facility located within the Building and serving the Premises for the purpose or installing electrical wiring for the Premises. Tenant shall also have the right to install two 20 amp. standard circuit breakers on the existing emergency generator. All work performed in accordance with this Section 18 shall be at Tenant’s sole cost and expense and shall be performed in accordance with the provisions of the Prime Lease.

Section 19. Miscellaneous Provisions.

A. This Sublease, together with any exhibits hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior representations or understandings. This Sublease may not be modified except in writing signed by the parties hereto.

B. All obligations of Tenant which by their nature involve performance after the expiration or sooner termination of this Sublease, or which cannot be ascertained to have been fully performed until such time, shall survive the expiration or sooner termination of this Sublease.

C. Landlord shall have access at all times to the Premises to examine same and to determine that Tenant is conducting its business in accordance with the terms and provisions of this Sublease.

D. This Sublease shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, successors, legal representatives and assigns.

E. Except as otherwise expressly stated herein, whenever Landlord is entitled under the terms of this Sublease to give or withhold its consent, such consent shall be given or withheld in Landlord’s reasonable discretion. Tenant hereby acknowledges and agrees that, among other things to be determined by Landlord in its sole discretion, Prime Landlord’s withholding of any consent required to be obtained by one or both of them constitutes a legitimate reason for the withholding of Landlord’s consent.

F. The parties hereto represent and warrant to each other that no broker or other person is entitled to a fee or commission in connection with this Sublease other than Colliers Turley Martin Tucker (“Broker”). Landlord shall pay the commission of Broker pursuant to a separate written agreement. The parties hereto agree to indemnify and hold one another harmless for any breach of this representation and warranty contained herein.

G. Any capitalized terms not defined herein shall have the meaning ascribed to them in the Prime Lease.

H. Landlord covenants that if and for so long as Tenant pays the Rent and performs the covenants and conditions hereof, Tenant shall peaceably and quietly have, hold and enjoy the Premises for the Term.

IN WITNESS WHEREOF, the parties have executed this instrument, or caused the same to be executed, the day and year first above written.

LANDLORD:		TENANT:

EVEREST NETWORK TECHNOLOGIES, L.L.C., a Delaware limited liability company		XSPEDIUS MANAGEMENT CO., LLC a Delaware limited liability company

By:	/s/ Kevin Anderson	By:	/s/ Mark W. Senda
Name:	Kevin Anderson	Name:	Mark W. Senda
Title:	President	Title:	President & CEO